NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on April 11, 2023, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on March 31, 2023 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Volta Inc. and SEV Subsidiary, Inc., a wholly owned subsidiary of Shell USA, Inc. became effective before market open on March 31, 2023. Each share of Volta Inc. Class A Common Stock was exchanged for USD 0.86 in cash and each whole warrant exercisable for one Class A Common Stock at an exercise price of $11.50 per share of Volta Inc. will automatically and without any required action on the part of the holder thereof, cease to represent a SPAC warrant in respect of Volta common stock and will become a SPAC warrant exercisable for the merger consideration. If a holder of a SPAC warrant properly exercises its SPAC warrant within 30 days following the public disclosure of the consummation of the merger by Volta pursuant to a Current Report on Form 8-K filed with the SEC, the Warrant Price with respect to such exercise will be reduced by an amount equal to the difference of (i) the Warrant Price in effect prior to such reduction minus (ii) (A) the merger consideration minus (B) the Black-Scholes Warrant Value (as defined in the SPAC warrant agreement). Following the consummation of the merger, the Volta public warrants will be de-listed from the NYSE and de-registered under the Exchange Act. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading before market open on March 31, 2023.